UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

_________________

Date of Report
(Date of earliest
event reported):	November 20, 2006

Banta Corporation
(Exact name of registrant as specified in its charter)

Wisconsin	1-14637	39-0148550
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

225 Main Street, Menasha, Wisconsin 54952
(Address of principal executive offices, including zip code)
(920) 751-7777
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

_________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01.	Entry into a Material Definitive Agreement.

        See Item 2.03, below.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

        On November 20, 2006, Banta Corporation (the “Company”) entered into a Credit Agreement (the “Credit Agreement”), dated as of such day, among the Company, certain wholly owned subsidiaries of the Company, the lenders party thereto, and UBS AG Stamford Branch, as administrative agent for the lenders (the “Agent”). The Credit Agreement provides for a term loan of $465 million, which requires some amortization and must be repaid in full within seven (7) years after the closing date, and revolving loans of up to $50 million, which must be repaid in full within six (6) years after the closing date. The Company used the proceeds of the term loan to fund the special dividend paid to shareholders of the Company on November 21, 2006. The proceeds of the revolving credit facility are available for general corporate purposes.

        The Credit Agreement is guaranteed by the material domestic subsidiaries of the Company, and secured by all of the outstanding stock or other equity interests in all domestic subsidiaries of the Company and 66% of the outstanding stock or other equity interests in first tier foreign subsidiaries of the Company. If the transaction contemplated by the Agreement and Plan of Merger, dated as of October 31, 2006, by and among Soda Acquisition, Inc., R.R. Donnelley & Sons Company and the Company is terminated, then the Company will be required to pledge all or substantially all of the assets of the Company and the guarantors (other than real estate and equipment) in the event the corporate credit rating of the Company on any date on or after such termination is below Ba2 by Moody’s Investors Service or BB by Standard & Poor’s Ratings Group, in each case with no negative outlook.

        The Credit Agreement also contains provisions requiring mandatory prepayments from the proceeds of certain asset sales, the issuance of certain debt or preferred stock, certain casualty events, excess cash flow, and amounts received upon termination of the Banta Corporation Executive Trust Agreement, dated January 8, 1990, by and between the Company and U.S. Bank National Association.

        The Company may borrow, repay and reborrow amounts under the revolving credit facility from time to time until the maturity of the revolving credit facility. Voluntary prepayments and commitment reductions under the Credit Agreement are permitted at any time without penalty upon proper notice.

        Loans made under the Credit Agreement bear interest before default at rates based on either (at the Company’s option) (a) a reserve-adjusted LIBOR rate, plus the applicable margin, or (b) the alternate base rate, plus the applicable margin. The alternate base rate is either the corporate base rate established by the Agent, or a federal funds effective rate plus 0.50%, whichever is higher. The applicable margin on the term loan is 1.75% for loans based on LIBOR, and 0.75% for loans based on the alternate base rate. The applicable margin for revolving loans on the closing date was 1.50% for loans based on LIBOR, and 0.50% for loans based on the alternate base rate. The Company is also responsible for commitment fees which currently accrue at 0.375% per annum on the unused portion of the revolving facility. The applicable margin and commitment fees on revolving loans vary based on the Company’s leverage ratio.

        The Credit Agreement contains various restrictions and covenants applicable to the Company and its subsidiaries, including limitations on the ability of the Company to pay additional dividends on its common stock in excess of $25 million per year. The Credit Agreement also contains customary events of default, including a customary change of control default which would be triggered by consummation of the transaction with R.R. Donnelley & Sons Company. If an event of default under the Credit Agreement occurs and is continuing, the lenders may declare any outstanding obligations under the Credit Agreement to be immediately due and payable.

        The description of the Credit Agreement set forth above is qualified by reference to the Credit Agreement filed herewith as Exhibit 4.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits. The following exhibit is being filed herewith:

(4.1)	Credit Agreement, dated as of November 20, 2006, among Banta Corporation, certain wholly owned subsidiaries of Banta Corporation, the lenders party thereto, and UBS AG Stamford Branch, as administrative agent for the lenders.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANTA CORPORATION
Date: November 22, 2006	By: /s/ Ronald D. Kneezel
Ronald D. Kneezel
Vice President, General Counsel and
Secretary

BANTA CORPORATION

Exhibit Index to Current Report on Form 8-K
Dated November 20, 2006

Exhibit
Number

(4.1)	Credit Agreement, dated as of November 20, 2006, among Banta Corporation, certain wholly owned subsidiaries of Banta Corporation, the lenders party thereto, and UBS AG Stamford Branch, as administrative agent for the lenders.